Investor Contact:	David Morimoto	Media Contact:	Cedric Yamanaka
	SVP & Treasurer		Public Relations/Communications Manager
	(808) 544-0627		(808) 544-6898
	david.morimoto@centralpacificbank.com		cedric.yamanaka@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. RETURNS TO PROFITABILITY IN
THIRD QUARTER 2008 WITH NET INCOME OF $3.0 MILLION

HONOLULU, October 31, 2008 – Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank, today reported net income for the third quarter of 2008 of $3.0 million, or $0.11 per diluted share, compared to $9.1 million, or $0.30 per diluted share, reported in the third quarter of 2007 and a net loss of ($146.3) million, or ($5.10) per diluted share, reported in the second quarter of 2008.  As previously announced, the current quarter’s results reflect total credit costs of $23.0 million compared to credit costs of $21.6 million during the third quarter of 2007 and $116.1 million in the second quarter of 2008.  The net loss for the second quarter of 2008 also included a non-cash goodwill impairment charge of $94.3 million compared to no charge in the current quarter.

“As we previously announced, we returned to profitability in the third quarter of 2008 with net income of $3.0 million, or $0.11 per diluted share,” stated Ronald K. Migita, Chairman, President, and Chief Executive Officer.  “Reinforced by our third quarter profit, the fundamentals of our bank have strengthened and we are confident that we will be able to continue to navigate through the challenging economic conditions facing all financial institutions.  We continue to focus on investing in our core Hawaii franchise and strengthening our asset quality.”

Third Quarter Highlights
▪	Quarterly net income of $3.0 million, or $0.11 per diluted share.

▪
Improved the Company’s credit risk profile by reducing its exposure to the California residential construction market through the previously announced sale of assets in July 2008 with a carrying amount of $44.2 million.

▪	Allowance for loan and lease losses as a percentage of total loans and leases increased to 2.46% at September 30, 2008 from 2.11% at June 30, 2008.

▪
Total credit costs of $23.0 million comprised of a provision for loan and lease losses of $22.9 million, write-downs of loans held for sale of $0.1 million and foreclosed asset expense of $0.1 million, offset by a decrease to the reserve for unfunded commitments of $0.1 million.

▪
Maintained “well-capitalized” regulatory designation at September 30, 2008 with Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios of 10.13%, 11.39%, and 8.66%, respectively.

Earnings Highlights
Net interest income for the third quarter of 2008 was $50.6 million, compared to $52.8 million in the year-ago quarter and $51.4 million in the second quarter of 2008.  The net interest margin for the current quarter was 4.07%, compared to 4.29% in the year-ago quarter and 3.97% in the second quarter of 2008.  The year-over-year compression was primarily attributable to the reversal of interest of $0.4 million related to certain nonaccrual loans and lower interest income due to a decrease in loan yields.  The sequential quarter increase was primarily attributable to lower reversals of interest related to certain nonaccrual loans totaling $1.7 million.   Excluding the effects of the $0.4 million reversal of interest on nonaccrual loans, net interest income was $50.9 million and the net interest margin was 4.10% for the current quarter.

The provision for loan and lease losses in the third quarter of 2008 was $22.9 million, compared to $21.2 million in the year-ago quarter and $87.8 million in the second quarter of 2008.  The sequential quarter decrease reflects the Company’s strategy of reducing its exposure to the California residential construction market.  As previously announced, the Company sold assets with exposure to this sector in July 2008 in an effort to strengthen the Company’s asset quality.  The Company had previously written these assets down to their sales prices in the second quarter of 2008, resulting in no impact on earnings during the current quarter.

Other operating income totaled $11.7 million for the third quarter of 2008, compared to $11.8 million in the year-ago quarter and $11.9 million in the second quarter of 2008.  The decrease from the year-ago quarter was primarily due to lower income from bank-owned life insurance totaling $1.0 million, offset by increased gains on sales of residential loans totaling $0.7 million.  The sequential-quarter decrease was primarily due to lower gains on sales of residential loans totaling $0.4 million.

Other operating expense for the third quarter of 2008 was $37.5 million, compared to $31.6 million in the year-ago quarter and $66.0 million in the second quarter of 2008 (excluding the aforementioned non-cash goodwill impairment charge of $94.3 million).  The increase from the year-ago quarter was primarily due to higher FDIC insurance expense totaling $1.4 million, higher salaries and employee benefits totaling $1.3 million, higher legal and professional fees totaling $1.0 million, higher net occupancy expense totaling $0.6 million and higher expenses attributable to the maintenance of certain mainland properties totaling $0.9 million.  The sequential-quarter decrease in other operating expense was primarily due to lower write-downs of loans held for sale totaling $22.3 million, lower write-downs of foreclosed properties totaling $3.9 million, lower reserves for unfunded commitments totaling $2.0 million, lower losses on sales of commercial real estate loans totaling $1.5 million, and lower salaries and employee benefits totaling $1.1 million, offset by higher FDIC insurance expense totaling $1.3 million.

The Company’s efficiency ratio for the third quarter of 2008 was 57.71% (excluding foreclosed asset expense of $0.1 million, loss on sale of commercial real estate loans of $0.2 million, and the write down of assets of $0.1 million), compared with 47.27% in the year-ago quarter and 58.37% (excluding the non-cash goodwill impairment charge of $94.3 million, foreclosed asset expense of $4.0 million, loss on sale of commercial real estate loans of $1.7 million, and write down of assets of $22.4 million) in the second quarter of 2008.  The current quarter variance from the year-ago and sequential quarters was primarily attributable to the fluctuations in operating expenses described above.

During the current quarter, the Company recognized an income tax benefit of $1.1 million on pre-tax income of $1.9 million compared to the recognition of an income tax benefit of $38.5 million on a pre-tax loss of ($184.8) million during the second quarter of 2008. The Company’s recognition of an income tax benefit despite having pre-tax income in the current quarter was the result of federal and state tax credits and the generation of tax-exempt income.

Balance Sheet Highlights
Total assets of $5.5 billion at September 30, 2008 reflect a decrease of $143.3 million, or 2.5%, from a year ago and a decrease of $146.0 million, or 2.6%, from June 30, 2008.

Total loans and leases of $4.1 billion at September 30, 2008 reflect an increase of $7.7 million, or 0.2%, from a year ago and an increase of $2.3 million, or 0.1%, from June 30, 2008.  Overall, the Hawaii loan portfolio grew by $15.3 million during the current quarter, while the mainland loan portfolio decreased by $13.0 million.

Total deposits of $3.8 billion at September 30, 2008 reflect a decrease of $165.2 million, or 4.2%, from a year ago and a decrease of $143.6 million, or 3.7%, from June 30, 2008.  Noninterest bearing demand, interest bearing demand and savings and money market deposits decreased during the current quarter by $53.0 million, $13.4 million and  $84.1 million, respectively, while time deposits increased by $7.0 million.  The decrease in the Company’s deposits is consistent with other financial institutions in Hawaii and is partly related to the softening of the local economy.  Specifically, the slowing of Hawaii’s real estate market contributed to a decrease in the Company’s escrow deposits.  In addition, some foreign customers have moved their deposits due to concerns about the overall United States economy.  Despite the sequential quarter decrease in deposit balances, new account openings increased by 30% for the nine months ended September 30, 2008 compared to the year ago period.

Shareholders’ equity was $510.1 million at September 30, 2008 compared to $507.1 million and $744.0 million at June 30, 2008 and September 30, 2007, respectively.

Asset Quality
The Company’s nonperforming assets as of September 30, 2008 totaled $132.6 million, or 2.41%, of total assets, compared to $145.9 million, or 2.58%, of total assets at June 30, 2008.  The sequential-quarter decrease in the Company’s nonperforming assets was attributable to the aforementioned sale of assets totaling $44.2 million, a partial charge-off of one California residential construction loan totaling $6.8 million and a full charge-off of one California residential construction loan totaling $0.7 million.  Partially offsetting this decrease was the addition of eight California commercial real estate and construction loans to three borrowers totaling $29.0 million, two California residential construction loans to the same borrower totaling $2.1 million, three Hawaii residential construction loans to two borrowers totaling $5.4 million, and one Hawaii commercial real estate loan totaling $1.4 million.

Net loan charge-offs in the third quarter of 2008 totaled $8.7 million, compared to net loan charge-offs of $0.1 million in the year-ago quarter and $73.9 million in the second quarter of 2008.  As previously mentioned, loan charge-offs in the current quarter included charge-offs of two California residential construction loans totaling $7.5 million.

Loans delinquent for 90 days or more still accruing interest totaled $0.6 million at September 30, 2008, compared to $0.9 million a year ago and $0.5 million at June 30, 2008.

The allowance for loan and lease losses as a percentage of total loans and leases was 2.46% at September 30, 2008, compared to 1.78% a year ago and 2.11% at June 30, 2008.  The current quarter increase was attributable to the $22.9 million provision for loan and lease losses recorded during the current quarter, offset by the aforementioned net loan charge-offs totaling $8.7 million.

Reduced California Residential Construction Exposure
At September 30, 2008, the Company’s exposure to the California residential construction market totaled $95.4 million.  This amount consisted of $76.7 million in the loan portfolio, $13.1 million classified as held for sale and two foreclosed properties totaling $5.6 million.  At June 30, 2008, the Company’s total exposure to this sector was $143.9 million, which consisted of $87.2 million in the loan portfolio, $53.2 million classified as held for sale and two foreclosed properties totaling $3.5 million.

California residential construction loans held in the portfolio represented 1.9% and 2.1% of total loans and leases at September 30, 2008 and June 30, 2008, respectively.  Of the remaining $76.7 million balance in the California residential construction portfolio, the allowance for loan and lease losses established for these loans was $23.6 million at September 30, 2008, or 30.8%, of the total outstanding loan balance.

Nonperforming assets related to this sector totaled $51.5 million at September 30, 2008, or 0.94%, of total assets.  This balance was comprised of nonaccrual portfolio loans totaling $32.8 million, nonaccrual loans held for sale totaling $13.1 million, and other real estate owned totaling $5.6 million.

Commercial Real Estate and Commercial Construction Exposure

Hawaii
At September 30, 2008, the Company’s Hawaii commercial real estate and construction loan portfolio totaled $1.2 billion.  There were no Hawaii commercial real estate or construction loans classified as held for sale.

Hawaii commercial real estate and construction loans held in the portfolio represented 30.2% of total loans and leases at September 30, 2008.

Nonperforming assets related to this sector were comprised of eight loans totaling $27.3 million at September 30, 2008, or 0.50%, of total assets.

Of the $1.2 billion balance in the Hawaii commercial real estate and construction portfolio, the allowance for loan and lease losses established for these loans was $14.6 million at September 30, 2008, or 1.2%, of the total outstanding balance.

Mainland
At September 30, 2008, the Company’s exposure to the Mainland commercial real estate and construction market was $998.4 million, which consisted of $992.4 million in the loan portfolio and one foreclosed property totaling $6.0 million.  The $992.4 million balance in the Mainland commercial real estate and construction portfolio, which excludes the aforementioned California residential construction portfolio, consisted of $713.8 million in California and $278.6 million in other Western states.

Commercial real estate and construction loans held in the mainland portfolio represented 24.3% of total loans and leases at September 30, 2008.

Nonperforming assets related to this sector were $45.6 million at September 30, 2008, or 0.83%, of total assets.  This balance was comprised of twelve loans totaling $39.6 million and one foreclosed property totaling $6.0 million.

Of the $992.4 million balance in the Mainland commercial real estate and construction portfolio, the allowance for loan and lease losses established for these loans was $33.2 million at September 30, 2008, or 3.4%, of the total outstanding balance.   Of the $713.8 million balance in the California commercial real estate and construction portfolio, the allowance for loan and lease losses established for these loans was $23.6 million at September 30, 2008, or 3.3%, of the total outstanding balance.

Capital Levels and Fourth Quarter Cash Dividend
At September 30, 2008, the Company maintained its “well-capitalized” regulatory designation with Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios of 10.13%, 11.39%, and 8.66%, respectively.

In addition to reporting its operating results for the third quarter of 2008, the Company also announced that its Board of Directors has declared a fourth quarter cash dividend of $0.10 per common share payable on December 19, 2008 to shareholders of record as of November 21, 2008.

“Given the uncertainty in the economy and the significant challenges facing the entire financial services industry, our consistent position has been to closely evaluate our capital levels,” stated Migita.

Conference Call and Slide Presentation
The Company’s management will host a conference call today at 1:00 p.m. Eastern Time (7:00 a.m. Hawaii Time) to discuss the quarterly results.  Individuals are encouraged to listen to the live webcast of the presentation as well as view a slide presentation by visiting the investor relations page of the Company's website at http://investor.centralpacificbank.com.  Alternatively, investors may download the slide presentation from the "Presentations" tab of the investor relations page and participate in the live call by dialing 1-800-860-2442.  A playback of the call will be available through December 1, 2008 by dialing 1-877-344-7529 (passcode 424445) and on the Company's website.

About Central Pacific Financial Corp.
Central Pacific Financial Corp. is one of the largest financial institutions in Hawaii with more than $5.5 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 39 branches and more than 95 ATMs throughout Hawaii.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

**********
Forward-Looking Statements
This document may contain forward-looking statements concerning projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items, concerning plans and objectives of management for future operations, concerning future economic performance, or concerning any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes”, “plans”, “intends”, “expects”, “anticipates”, “forecasts” or words of similar meaning.  While we believe that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to: the impact of local, national, and international economies and events, including natural disasters, on the Company’s business and operations and on tourism, the military, and other major industries operating within the Hawaii market and any other markets in which the Company does business; the impact of legislation affecting the banking industry including the Emergency Economic Stabilization Act of 2008; the impact of competitive products, services, pricing, and other competitive forces; movements in interest rates; loan delinquency rates and changes in asset quality generally; the price of the Company’s stock; and volatility in the financial markets and uncertainties concerning the availability of debt or equity financing.  For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s Form 10-K for the last fiscal year.  The Company does not update any of its forward-looking statements.

#####

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights - September 30, 2008
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
(in thousands, except per share data)	2008	2007	Change	2008	2007	Change

INCOME STATEMENT
Net income (loss)	$3,041	$9,107	-66.6%	$(141,559)	$50,258	-381.7%
Per share data:
Diluted:
Net income (loss)	0.11	0.30	-63.3%	(4.94)	1.64	-401.2%
Cash dividends	0.10	0.25	-60.0%	0.60	0.73	-17.8%

PERFORMANCE RATIOS
Return (loss) on average assets (1)	0.22%	0.65%		-3.30%	1.22%
Return (loss) on average shareholders' equity (1)	2.36%	4.80%		-30.07%	8.84%
Net income (loss) to average tangible
shareholders' equity (1)	3.61%	8.35%		-48.81%	15.45%
Efficiency ratio (2)	57.71%	47.27%		52.83%	46.58%
Net interest margin (1)	4.07%	4.29%		4.01%	4.39%
Dividend payout ratio	90.91%	83.33%		-12.15%	44.24%

				September 30,		%
				2008	2007	Change
BALANCE SHEET
Total assets				$5,504,304	$5,647,624	-2.5%
Loans and leases, net of unearned interest				4,080,266	4,072,536	0.2%
Net loans and leases				3,980,039	4,000,019	-0.5%
Deposits				3,777,072	3,942,259	-4.2%
Shareholders' equity				510,071	743,972	-31.4%
Book value per share				17.75	24.87	-28.6%
Tangible book value per share				11.50	14.10	-18.4%
Market value per share				16.81	29.20	-42.4%
Tangible equity ratio				6.21%	7.92%

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2008	2007	Change	2008	2007	Change
SELECTED AVERAGE BALANCES
Total assets	$5,553,705	$5,575,099	-0.4%	$5,725,439	$5,510,680	3.9%
Interest-earning assets	5,025,828	4,970,157	1.1%	5,159,109	4,917,673	4.9%
Loans and leases, net of unearned interest	4,134,700	4,025,552	2.7%	4,242,621	3,970,276	6.9%
Other real estate	2,131	-	0.0%	2,523	130,403	-98.1%
Deposits	3,806,797	3,893,114	-2.2%	3,823,870	3,840,882	-0.4%
Interest-bearing liabilities	4,359,174	4,132,159	5.5%	4,411,222	4,076,066	8.2%
Shareholders' equity	515,733	758,817	-32.0%	627,597	757,917	-17.2%

				September 30,		%
				2008	2007	Change
NONPERFORMING ASSETS
Nonaccrual loans (including loans held for sale)				$120,964	$30,825	292.4%
Other real estate, net				11,590	-	-
Total nonperforming assets				132,554	30,825	330.0%
Loans delinquent for 90 days or more (still accruing interest)				640	902	-29.0%
Restructured loans (still accruing interest)				-	-	0.0%
Total nonperforming assets, loans delinquent for 90 days or more (still
accruing interest) and restructured loans (still accruing interest)				$133,194	$31,727	319.8%

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2008	2007		2008	2007
Loan charge-offs	$9,141	$835	994.7%	$138,208	$6,513	2022.0%
Recoveries	418	743	-43.7%	1,414	1,950	-27.5%
Net loan charge-offs (recoveries)	$8,723	$92	9381.5%	$136,794	$4,563	2897.9%
Net loan charge-offs to average loans (1)	0.84%	0.01%		4.30%	0.15%

				September 30,
				2008	2007
ASSET QUALITY RATIOS
Nonaccrual loans (including loans held for sale) to total loans and leases				2.94%	0.75%
Nonperforming assets to total assets				2.41%	0.55%
Nonperforming assets, loans delinquent for 90 days or more (still accruing interest) and restructured loans (still accruing interest) to total
loans and leases, loans held for sale & other real estate				3.23%	0.77%
Allowance for loan and lease losses to total loans and leases				2.46%	1.78%
Allowance for loan and lease losses to nonaccrual loans (including loans held for sale)				82.86%	235.25%

(1) Annualized
(2)	Efficiency ratio is derived by dividing other operating expense excluding amortization, impairment and write-down of intangible assets, goodwill, loans held for sale and foreclosed property and loss on sale of commercial real estate loans by net operating revenue (net interest income on a taxable equivalent basis plus other operating income before securities transactions).

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	June 30,	September 30,
(in thousands, except per share data)	2008	2008	2007

ASSETS
Cash and due from banks	$68,293	$97,657	$90,161
Interest-bearing deposits in other banks	133	545	439
Federal funds sold	12,000	14,900	14,900
Investment securities:
Trading	-	5,077	-
Available for sale	779,016	809,965	801,640
Held to maturity (fair value of $23,896 at September 30, 2008,
$25,976 at June 30, 2008 and $46,977 at September 30, 2007)	23,968	26,023	47,465
Total investment securities	802,984	841,065	849,105

Loans held for sale	36,470	108,535	31,388
Loans and leases	4,080,266	4,077,956	4,072,536
Less allowance for loan and lease losses	100,227	86,050	72,517
Net loans and leases	3,980,039	3,991,906	4,000,019

Premises and equipment	81,918	82,724	80,173
Accrued interest receivable	22,591	22,687	27,580
Investment in unconsolidated subsidiaries	16,104	16,697	16,333
Other real estate	11,590	3,501	-
Goodwill	152,820	150,514	293,566
Other intangible assets	43,519	41,035	40,955
Bank-owned life insurance	134,200	133,317	130,089
Federal Home Loan Bank stock	48,797	48,797	48,797
Other assets	92,846	96,469	24,119
Total assets	$5,504,304	$5,650,349	$5,647,624

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing demand	$596,907	$649,950	$630,586
Interest-bearing demand	457,906	471,294	441,884
Savings and money market	1,067,690	1,151,821	1,216,991
Time	1,654,569	1,647,565	1,652,798
Total deposits	3,777,072	3,920,630	3,942,259

Short-term borrowings	278,205	275,186	72,245
Long-tem debt	881,534	885,019	816,535
Minority interest	10,055	10,061	13,110
Other liabilities	47,367	52,350	59,503
Total liabilities	4,994,233	5,143,246	4,903,652

Shareholders' equity:
Preferred stock, no par value, authorized 1,000,000 shares, none issued	-	-	-
Common stock, no par value, authorized 100,000,000 shares; issued and outstanding 28,729,933 shares at September 30, 2008, 28,716,667
shares at June 30, 2008 and 29,914,586 shares at September 30, 2007	403,117	402,985	419,463
Surplus	55,639	55,039	54,686
Retained earnings	63,489	63,321	281,682
Accumulated other comprehensive (loss)	(12,174)	(14,242)	(11,859)
Total shareholders' equity	510,071	507,103	743,972
Total liabilities and shareholders' equity	$5,504,304	$5,650,349	$5,647,624

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,
(in thousands, except per share data)	2008	2008	2007	2008	2007

Interest income:
Interest and fees on loans and leases	$64,224	$65,677	$78,325	$200,195	$231,561
Interest and dividends on investment securities:
Taxable interest	8,696	9,308	8,386	27,275	25,964
Tax-exempt interest	1,351	1,416	1,343	4,156	4,071
Dividends	7	11	83	42	176
Interest on deposits in other banks	4	3	82	11	156
Interest on federal funds sold and securities
purchased under agreements to resell	33	22	125	76	244
Dividends on Federal Home Loan Bank stock	171	171	73	464	195
Total interest income	74,486	76,608	88,417	232,219	262,367

Interest expense:
Demand	251	179	139	567	418
Savings and money market	3,171	2,980	6,321	9,936	18,773
Time	10,932	11,706	17,925	37,367	51,182
Interest on short-term borrowings	1,583	2,357	302	5,863	1,110
Interest on long-term debt	7,965	8,002	10,900	25,661	31,484
Total interest expense	23,902	25,224	35,587	79,394	102,967

Net interest income	50,584	51,384	52,830	152,825	159,400
Provision for loan and lease losses	22,900	87,800	21,200	144,972	24,800
Net interest income (loss) after
provision for loan and lease losses	27,684	(36,416)	31,630	7,853	134,600

Other operating income:
Service charges on deposit accounts	3,702	3,511	3,581	10,756	10,488
Other service charges and fees	3,501	3,710	3,281	10,626	10,052
Income from fiduciary activities	945	990	968	2,940	2,583
Equity in earnings of unconsolidated subsidiaries	103	131	169	517	593
Fees on foreign exchange	142	112	149	448	541
Investment securities gains	12	253	-	265	-
Income from bank-owned life insurance	888	845	1,861	3,603	4,075
Loan placement fees	201	213	248	567	790
Net gain on sales of residential loans	1,807	2,241	1,116	5,846	3,886
Other	409	(75)	379	2,352	1,434
Total other operating income	11,710	11,931	11,752	37,920	34,442

Other operating expense:
Salaries and employee benefits	17,558	18,648	16,240	53,570	49,534
Net occupancy	3,261	3,266	2,624	9,380	7,721
Equipment	1,420	1,433	1,255	4,248	3,810
Amortization of other intangible assets	1,237	1,281	1,162	3,687	3,542
Communication expense	1,155	1,125	1,032	3,365	3,118
Legal and professional services	3,209	2,615	2,223	8,237	6,660
Computer software expense	865	809	869	2,537	2,561
Advertising expense	1,016	700	661	2,398	1,919
Goodwill impairment	-	94,279	-	94,279	-
Foreclosed asset expense	83	3,984	-	6,657	-
Loss on sale of commercial real estate loans	203	1,671	-	1,874	-
Write down of assets	100	22,424	-	22,524	-
Other	7,358	8,048	5,487	16,452	14,495
Total other operating expense	37,465	160,283	31,553	229,208	93,360

Income (loss) before income taxes	1,929	(184,768)	11,829	(183,435)	75,682
Income tax expense (benefit)	(1,112)	(38,510)	2,722	(41,876)	25,424

Net income (loss)	$3,041	$(146,258)	$9,107	$(141,559)	$50,258

Per share data:
Basic earnings (loss) per share	$0.11	$(5.10)	$0.30	$(4.94)	$1.65
Diluted earnings (loss) per share	0.11	(5.10)	0.30	(4.94)	1.64
Cash dividends declared	0.10	0.25	0.25	0.60	0.73

Basic weighted average shares outstanding	28,665	28,652	30,192	28,668	30,480
Diluted weighted average shares outstanding	28,699	28,652	30,378	28,668	30,707

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Average Balances, Interest Income & Expense, Yields and Rates (Taxable Equivalent)

	Three Months Ended			Three Months Ended			Nine Months Ended			Nine Months Ended
	September 30, 2008			September 30, 2007			September 30, 2008			September 30, 2007
	Average	Average		Average	Average		Average	Average		Average	Average
(Dollars in thousands)	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest

Assets:
Interest earning assets:
Interest-bearing deposits in other banks	$946	1.59%	$4	$6,362	5.14%	$82	$714	1.99%	$11	$4,063	5.14%	$156
Federal funds sold & securities purchased
under agreements to resell	6,799	1.94%	33	9,761	5.10%	125	4,617	2.21%	76	6,304	5.18%	244
Taxable investment securities, excluding
valuation allowance	690,643	5.04%	8,703	726,971	4.66%	8,469	713,360	5.11%	27,317	734,260	4.75%	26,140
Tax-exempt investment securities,
excluding valuation allowance	143,943	5.77%	2,078	152,714	5.41%	2,066	149,000	5.72%	6,393	153,973	5.42%	6,263
Loans and leases, net of unearned income	4,134,700	6.19%	64,224	4,025,552	7.73%	78,325	4,242,621	6.30%	200,195	3,970,276	7.79%	231,561
Federal Home Loan Bank stock	48,797	1.40%	171	48,797	0.60%	73	48,797	1.27%	464	48,797	0.53%	195
Total interest earning assets	5,025,828	5.96%	75,213	4,970,157	7.13%	89,140	5,159,109	6.07%	234,456	4,917,673	7.19%	264,559
Nonearning assets	527,877			604,942			566,330			593,007
Total assets	$5,553,705			$5,575,099			$5,725,439			$5,510,680

Liabilities & Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$469,966	0.21%	$251	$437,150	0.13%	$139	$464,374	0.16%	$567	$437,345	0.13%	$418
Savings and money market deposits	1,085,721	1.16%	3,171	1,216,407	2.06%	6,321	1,112,667	1.19%	9,936	1,218,547	2.06%	18,773
Time deposits under $100,000	669,914	2.70%	4,544	621,215	3.91%	6,127	597,990	2.94%	13,151	629,146	3.85%	18,114
Time deposits $100,000 and over	988,691	2.57%	6,388	1,018,347	4.60%	11,798	1,049,155	3.08%	24,216	966,326	4.58%	33,068
Short-term borrowings	262,865	2.39%	1,583	22,279	5.39%	302	287,181	2.73%	5,863	27,037	5.49%	1,110
Long-term debt	882,017	3.59%	7,965	816,761	5.29%	10,900	899,855	3.81%	25,661	797,665	5.28%	31,484
Total interest-bearing liabilities	4,359,174	2.18%	23,902	4,132,159	3.42%	35,587	4,411,222	2.40%	79,394	4,076,066	3.38%	102,967
Noninterest-bearing deposits	592,505			599,995			599,684			589,518
Other liabilities	86,293			84,128			86,936			87,179
Stockholders' equity	515,733			758,817			627,597			757,917
Total liabilities & stockholders' equity	$5,553,705			$5,575,099			$5,725,439			$5,510,680

Net interest income			$51,311			$53,553			$155,062			$161,592

Net interest margin		4.07%			4.29%			4.01%			4.39%